SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934
                           (Amendment No. )

Filed by the Registrant	                    [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12


                          MySoftware Company
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             (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box)
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1. Title of each class of securities to which transaction applies:

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2. Aggregate number of securities to which transaction applies:

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3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4. Proposed maximum aggregate value of transaction:

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5. Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

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9.	Date Filed:

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


                           MYSOFTWARE COMPANY
                             ____________
                          2197 E. Bayshore Road
                           Palo Alto, CA 94303

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held On May 19, 1999

TO THE STOCKHOLDERS OF MYSOFTWARE COMPANY:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MySoftware Company, a Delaware corporation (the "Company"), will be held on Wednesday, May 19, 1999 at 2:00 p.m. local time at 2197 E. Bayshore Road, Palo Alto, California 94303, for the following purposes:

  1. To elect directors to serve for the ensuing year and until their successors are elected.

  2. To approve an amendment to the Company's 1995 Equity Incentive Plan, as amended to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 600,000 shares.

  3. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

  4. To transact such other business as may properly come before the meeting or any adjournment or postpone thereof.

  The foregoing items of business are more fully described in the Proxy State-ment accompanying this Notice.

  The Board of Directors has fixed the close of business on April 5, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                                          By Order of the Board of Directors


                                          Sharon S. Chiu
                                          Secretary

Palo Alto, California
April 12, 1999


ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESEN-TATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            MYSOFTWARE COMPANY
                           2197 E. BAYSHORE ROAD
                            PALO ALTO, CA 94303

           PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

              INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of MySoftware Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 19, 1999, at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2197 E. Bayshore Road,
Palo Alto, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 12, 1999 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicita-tion by directors, officers or other employees of the Company. No additional compensation will be paid to directors, officers or other employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

  Only holders of record of Common Stock at the close of business on April 5, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 5, 1999 the Company had outstanding and entitled to vote 4,501,840 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, absten-tions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.


REVOCABILITY OF PROXIES

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2197 E. Bayshore Road, Palo Alto, CA 94303, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

  The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange

Commission is December 14, 1999. Unless a stockholder who wishes to bring a matter before the stockholders at the Company's 2000 Annual Meeting of Stockholders notifies the Company of such matters prior to February 26, 2000, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matters.



                                  PROPOSAL 1

                            ELECTION OF DIRECTORS

  There are six nominees for the Board of Directors (the "Board") positions presently authorized in the Company's By-Laws. In February 1998, James F. Willenborg, a director of the Company since July 1988, resigned from the Board, and the Board appointed Grant M. Inman and Emerick M. Woods to fill the vacancy created by Mr. Willenborg's resignation and expand the Board by one additional member. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company.

  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                 THE BOARD OF DIRECTORS RECOMMENDS
               A VOTE IN FAVOR OF EACH NAMED NOMINEE.


NOMINEES

  The names of the nominees and certain information about them are set forth below.


                                                      PRINCIPAL OCCUPATION/
             NAME                 AGE            POSITION HELD WITH THE COMPANY
-------------------------------   ---   ---------------------------------------

David P. Mans                      56	  Chairman of the Board
Gregory W. Slayton                 39   President, Chief Executive Officer, and
                                        Director
Grant M. Inman                     57   Director
John J. Katsaros                   47   Director
Donald F. Wood                     44   Director
Emerick M. Woods                   43   Director


  David P. Mans has served as a member of the Company's Board of Directors since joining the Company in January 1988 and as its Chairman since March 1997. From January 1988 to March 1997, he was President and Chief Executive Officer of the Company. He also served as the Company's Chief Financial Officer from January 1988 to July 1996. Prior to that time, Mr. Mans held the position of Vice President of Power Projects with International Power Technologies, Inc., a co-generation company, and Vice President of Finance at Qume Corp., a computer peripherals company. Mr. Mans has a Bachelors in Electrical Engineering from the University of Michigan and a Masters of Business Administration from Stanford University.

  Gregory W. Slayton joined the Company in December 1997 as President, Chief Executive Officer and a member of the Company's Board of Directors. From March 1996 to July 1997, Mr. Slayton was the President, Chief Operating Officer, and Director of ParaGraph International. In August 1994, Mr. Slayton co-founded Worlds, Inc. and served as Senior Vice President and Chief Financial Officer until November 1995. Prior to founding Worlds, Inc., Mr. Slayton served as Vice President and Chief Financial Officer at Paramount Technology Group of Paramount Communications Inc. Mr. Slayton was also previously a management consultant with

McKinsey & Company for four years. Mr. Slayton serves on a number of boards of directors, including inTest Corporation, and is on the Board of Opportunity International, a non-profit organization. Mr. Slayton holds a Bachelors of Arts in Economics from Dartmouth College and a Masters of Business Administration from Harvard Business School.

  Grant M. Inman has served as a director of the Company since February 1999. Mr. Inman is co-founder and general partner of Inman & Bowman, a private venture capital partnership formed in 1985, with $43.5 million of capital under manage-ment. Mr. Inman also serves as a director of Paychex Corporation, Lam Research Corporation and several privately held companies. Mr. Inman is a trustee of the University of California, Berkeley Foundation, and he also serves as a trustee of the University of Oregon Foundation. Mr. Inman holds a Masters of Business Administration in Finance from University of California, Berkeley and a Bachelors of Economics from University of Oregon.

  John J. Katsaros, a director of the Company since May 1998, has been President of Collaborative Marketing, a Silicon Valley-based Internet marketing consulting firm since 1993. Prior to founding Collaborative Marketing, Mr. Katsaros was a vice president from 1991 to 1993 at Soft-Switch, a leading electronic messaging software provider. From 1988 to 1991, Mr. Katsaros served as Vice President of Marketing and Sales for Touch Communications, a provider of message switching products. He has a Bachelors and Masters in Electrical Engineering from Lehigh University and a Masters of Business Administration from Santa Clara University.

  Donald F. Wood has served as a director of the Company since November 1995. Mr. Wood is a General Partner at Vanguard Venture Partners in charge of informa-tion technologies and communications. Mr. Wood served as the President of Metricom, Inc. from May 1997 to February 1998 and was the Executive Vice President and General Manager of the Ricochet Division of Metricom, Inc. from November 1994 to May 1997. Prior to joining Metricom, Mr. Wood was Director of Marketing at Octel Communications, Inc. from 1989 to November 1994. Mr. Wood is a co-founder and has served as Chairman of the Board of Wood-Howard Products, Inc., a consumer product publishing and licensing company, since its inception in 1987. Prior to that time, Mr. Wood served as Vice President of Marketing with International Power Technology, Inc. and was a management consultant with McKinsey & Company. Mr. Wood holds a Bachelors of Arts in Economics and a Masters of Business Administration, both from Stanford University.

  Emerick M. Woods, a director since February 1999, is the President and Chief Executive Officer of Vicinity Corporation, an Internet company, since August 1997. Prior to joining Vicinity, Mr. Woods was a successful executive and entrepreneur, managing and founding several technology companies. From August 1996 to May 1997, Mr. Woods served as President and Chief Executive Officer of TuneUp.com, another Internet startup. Prior to August 1996, Mr. Woods held a variety of general management and executive positions at Quarterdeck, Symantec, Central Point and Microcom. Prior to that time, Mr. Woods held management consulting positions at McKinsey & Company and Booz Allen & Hamilton. Mr. Woods holds a Masters of Business Administration from Harvard University and Bachelors of Computer Science from Yale University. Mr. Woods serves as director of Plugged In Enterprises, an East Palo-Alto based non-profit community outreach program.


BOARD COMMITTEES AND MEETINGS

  During the fiscal year ended December 31, 1998 the Board of Directors held eight meetings. The Board has an Audit Committee and a Compensation Committee.

  The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to internal controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee during the fiscal year ended December 31, 1998 was composed of three non-employee directors: Donald F. Wood, John J. Katsaros and James F. Willenborg. The Audit Committee for 1999 will be composed of Emerick M. Woods, David P. Mans and Grant M. Inman. The Audit Committee met once during 1998.

  The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company and reviews general policy relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's stock plans. The Compensation Committee during the fiscal year ended December 31, 1998 was composed of two non-employee directors:
Donald F. Wood and John J. Katsaros. The Compensation Committee will be composed of three non-employee directors: Grant M. Inman, Donald F. Wood and John J. Katsaros. The Compensation Committee met twice during 1998.

  During the fiscal year ended December 31, 1998, each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.



                                PROPOSAL 2

             APPROVAL OF THE 1995 EQUITY INCENTIVE PLAN, AS AMENDED

  The Company's 1995 Equity Incentive Plan (the "Equity Incentive Plan") was adopted by the Board of Directors in April 1995. A total of 600,000 shares of Common Stock was reserved for issuance under the Equity Incentive Plan. On May 22, 1997, the stockholders approved an increase in the number of shares reserved for issuance under the Equity Incentive Plan by 400,000 shares from 600,000 to 1,000,000 shares.

  During the last fiscal year, under the Equity Incentive Plan, the Company granted to all current executive officers as a group options to purchase 147,500 shares of common stock at an exercise prices ranging from $3.635 to $3.875 per share; to all employees (excluding executive officers) as a group options to purchase 317,000 shares at exercise prices ranging from $ 2.75 to $5.625 per share and to all current directors who are not officers as a group options to purchase 20,000 shares at an exercise prices ranging from $2.75 to $3.625 per share. In addition, the Company granted to the Chief Executive Officer a stock bonus of 60,000 shares of the Company's Common Stock at no cost under the 1995 Equity Incentive Plan.

  As of March 31, 1999, options (net of canceled or expired options) covering an aggregate of 921,694 shares of the Company's Common Stock had been granted under the Equity Incentive Plan, of which options to purchase 835,187 shares were outstanding with exercise prices ranging from $1.81 to $14.50. In addition, a stock bonus of 60,000 shares of Common Stock had been granted at no cost under the Equity Incentive Plan. As of March 31, 1999, options to purchase a total of 86,507 shares had been exercised under the Equity Incentive Plan. As of March 31, 1999, and without taking into account the proposed amendment to the Equity Incentive Plan, 18,306 shares (plus any shares that might in the future be returned to the plans as a result of cancellations or expiration of options) remained available for future grant or purchase under the Equity Incentive Plan.

  In March 1999, the Board amended the Equity Incentive Plan, subject to stock-holders' approval, to increase the number of shares reserved for issuance under the Equity Incentive Plan by 600,000 shares from 1,000,000 to 1,600,000 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board and the Compensation Committee.

  Stockholders are requested in this Proposal 2 to approve the Equity Incentive Plan, as amended. If the stockholders fail to approve this Proposal 2, options to be granted under the Equity Incentive Plan will not qualify as incentive stock options. In addition, income attributable to such stock options will not qualify as performance-based compensation and, in some circumstances, the Company may be denied a business expense deduction for compensation recognized in connection with the exercise of these stock options. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Equity Incentive Plan.

                  THE BOARD OF DIRECTORS RECOMMENDS
	                   A VOTE IN FAVOR OF PROPOSAL 2.

  The essential features of the Equity Incentive Plan, as amended, are outlined as below:


GENERAL

  The Equity Incentive Plan provides for the grant or issuance of incentive stock options to employees and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to consultants, employees, officers and employee directors. To date only incentive stock options and nonstatutory stock options have been awarded under the Equity Incentive Plan. Incentive stock options granted under the Equity Incentive Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Non-statutory stock options granted under the Equity Incentive Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various awards included in the Equity Incentive Plan.

PURPOSE

  The Equity Incentive Plan was adopted to provide a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to receive stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ADMINISTRATION

  The Equity Incentive Plan is administered by the Board. The Board has the power to construe and interpret the Equity Incentive Plan and, subject to the provisions of the Equity Incentive Plan, to determine the persons to whom and the dates on which awards will be granted, what type of award will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award. The Board is authorized to delegate administration of the Equity Incentive Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Equity Incentive Plan to the Compensation Committee of the Board. As used herein with respect to the Equity Incentive Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

ELIGIBILITY

  Incentive stock options may be granted under the Equity Incentive Plan only to selected key employees (including officers) of the Company and its affiliates. Consultants and selected key employees (including officers) are eligible to receive awards other than incentive stock options under the Equity Incentive Plan.

  No option may be granted under the Equity Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the Equity Incentive Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. In addition, no person shall be eligible to receive options and stock appreciation rights covering more than 5% of the outstanding shares of the Company's common stock in any 12 month period.

STOCK SUBJECT TO THE EQUITY INCENTIVE PLAN

  An aggregate of 1,600,000 shares of Common Stock have been reserved for awards under the Equity Incentive Plan, as amended. If awards granted under the Equity Incentive Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such awards again becomes available for issuance under the Equity Incentive Plan.

TERMS OF OPTIONS

  The following is a description of the permissible terms of options under the Equity Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

  Exercise Price; Payment. The exercise price of incentive stock options under the Equity Incentive Plan may not be less than one hundred percent (100%) of the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the Equity Incentive Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. At March 31, 1999, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $17.5 per share.

  In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. The Company has provided that opportunity to employees in the past. To the extent required by Section 162(m), an option repriced under the Equity Incentive Plan is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the 5% of outstanding shares that may be made subject to options granted to any person in any 12 month period. The Board also has the authority to include as part of an option agreement a provision entitling the optionee to a further option in the event that the optionee exercises his or her option by surrendering other shares of Common Stock as payment of the exercise price.

  The exercise price of options granted under the Equity Incentive Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

  Option Exercise. Options granted under the Equity Incentive Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Equity Incentive Plan typically vest at the rate of 1/48 per month during the optionee's employment or services as a consultant. Shares covered by options granted in the future under the Equity Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Equity Incentive Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

  Term. The maximum term of options under the Equity Incentive Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Equity Incentive Plan terminate three months after the optionee ceases to be employed by the Company or any affiliate of the Company, unless (a) the termination of employment is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by the Company or any affiliate of the Company, or within three months after termina-tion of such employment, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within eighteen months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

  Purchase Price; Payment. The purchase price under each stock purchase agree-ment will be determined by the Board. The purchase price of stock pursuant to a stock purchase agreement must be paid either: (a) in cash at the time of purchase; (b) at the discretion of the Board, according to a deferred payment or other arrangement with the person to whom the Common Stock is sold; or (c) in any other form of legal consideration that may be acceptable to the Board in its discretion. Eligible participants may be awarded stock pursuant to a stock bonus agreement in consideration of past services actually rendered to the Company or for its benefit.

  Repurchase. Shares of the Common Stock sold or awarded under the Equity Incentive Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board. In the event a person ceases to be an employee of or ceases to serve as a director of or consultant to the Company or an affiliate of the Company, the Company may repurchase or otherwise reacquire any or all of the shares of the Common Stock held by that person that have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

STOCK APPRECIATION RIGHTS

  The Board may grant stock appreciation rights to employees or directors of, or consultants to, the Company or its affiliates. The Equity Incentive Plan authorizes three types of stock appreciation rights.

  Tandem Stock Appreciation Rights. Tandem stock appreciation rights are tied to an underlying option and require the holder to elect whether to exercise the underlying option or to surrender the option for an appreciation distribution equal to the market price of the vested shares purchasable under the surrendered option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of tandem stock appreciation rights must be made in cash.

  Concurrent Stock Appreciation Rights. Concurrent stock appreciation rights are tied to an underlying option and are exercised automatically at the same time the underlying option is exercised. The holder receives an appreciation distribution equal to the market price of the vested shares purchased under the option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of concurrent stock appreciation rights must be made in cash.

  Independent Stock Appreciation Rights. Independent stock appreciation rights are granted independently of any option and entitle the holder to receive upon exercise an appreciation distribution equal to the market price of a number of shares equal to the number of share equivalents to which the holder is vested under the independent stock appreciation right less than fair market value of such number of shares of stock on the date of grant of the independent stock appreciation rights. Appreciation distributions payable upon exercise of independent stock appreciation rights may, at the Board's discretion, be made in cash, in shares of the Common Stock or a combination thereof.

ADJUSTMENT PROVISIONS

  If there is any change in the stock subject to the Equity Incentive Plan or subject to any award granted under the Equity Incentive Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Equity Incentive Plan and awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan and the class, number of shares and price per share of stock subject to such outstanding awards.

EFFECT OF CERTAIN CORPORATE EVENTS

  The Equity Incentive Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate re-organization, to the extent permitted by law, any surviving corporation will be required to either assume awards outstanding under the Equity Incentive Plan or substitute similar awards for those outstanding under such plan, or such out-standing awards will continue in full force and effect. In the event that any surviving corporation declines to assume or continue awards outstanding under the Equity Incentive Plan, or to substitute similar awards, then the time during which such awards may be exercised will be accelerated and the awards terminated if not exercised during such time. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

  The Board may suspend or terminate the Equity Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Equity Incentive Plan will terminate in April 2005.

  The Board may also amend the Equity Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stock-holders of the Company to the extent stockholder approval is necessary to satisfy Section 422 of the Code, Rule 16b-3, or any Nasdaq or securities exchange listing requirements. The Board may submit any other amendment to the Equity Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

  Under the Equity Incentive Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and, during the lifetime of an optionee, an option may be exercised only by the optionee. A nonstatutory stock option or an independent stock appreciation right may not be transferred except by will or by the laws of descent and distribution or pursuant to a domestic relations order except that an nonstatutory stock option may be transferrable to the extent provided in the
stock option agreement.   In any case, an optionee may designate in writing a
third party who may exercise the option in the event of the optionee's death. No rights under a stock bonus or restricted stock purchase agreement are transfer-able except where required by law or expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement. A tandem stock appreciation right or concurrent stock appreciation right may be transferred only by the method(s) applicable to the underlying option. In addition, any shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

  Incentive Stock Options. Incentive stock options under the Equity Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

  There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

  If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  To the extent the optionee recognizes ordinary income by reason of a disquali-fying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

  Nonstatutory Stock Options. Nonstatutory stock options granted under the Equity Incentive Plan generally have the following federal income tax consequences:

  There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfac-tion of a reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  Restricted Stock and Stock Bonuses. Restricted stock and stock bonuses granted under the Equity Incentive Plan generally have the following federal income tax consequences:

  Upon acquisition of stock under a restricted stock or stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supple-mental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satis-faction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year from the date ordinary income is measured. Slightly different rules may apply to persons who acquire stock subject to forfeiture under Section 16(b) of the Exchange Act.

  Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the recipient.

  Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards under the Equity Incentive Plan, when combined with all other types of compensa-tion received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

  Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (a) the stock award plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period;
(b) the per-employee limitation is approved by the stockholders; (c) the award is granted by a compensation committee comprised solely of two or more "outside directors"; and (d) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Restricted stock and stock bonuses qualify as performance-based compensation under these Treasury regula-tions only if: (a) the award is granted by a compensation committee comprised solely of two or more "outside directors"; (b) the award is granted (or exercisable) solely upon the achievement of one or more pre-established, objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (c) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal and any other material terms were in fact satisfied; and
(d) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).


                                PROPOSAL 3

             RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company's financial statements since 1992. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's By-Laws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP.


                      THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 3.

                            SECURITY OWNERSHIP OF
                  CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 1, 1999 by: (i) each director of the Company; (ii) each of the executive officers named in the Summary Compensation Table in that capacity on March 1, 1999; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                              Beneficial Ownership(1)
                                            ----------------------------
                                            Number of	        Percent of
  Directors, Officers and 5% Stockholders     Shares             Total
  ---------------------------------------   ------------      ----------
   David P. Mans(2)......................      754,933           16.8%

   Mans/Spector Living Trust(3)..........      516,413           11.5%

   James F. Willenborg(4)................      468,767           10.4%

   Okoboji Trust(4)......................      452,767           10.1%

   Grubber & McBaine Capital Management
   50 Osgood Place
   San Francisco, CA 94133 (5)...........      295,100            6.6%

   FMR Corp.
   82 Devonshire Street
   Boston, MA 02109 (6)..................      263,000            5.8%

   Gregory W. Slayton (7) ...............      121,102            2.7%

   Grant M. Inman (8)....................       78,772            1.8%

   Sharon S. Chiu (9)....................       55,350            1.2%

   Donald F. Wood (10)...................       42,529               *

   John J. Katsaros (11) ................       10,352               *

   All executive officers and directors
   as a group (6 persons)(12)............    1,063,038           23.6%

------------------------
* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,501,840 shares outstanding on March 22, 1999, adjusted as required by rules promulgated by the SEC.

(2) Represents (i) 516,413 shares held in Mans/Spector Living Trust u/a, dated August 23, 1990 (the "Mans/Spector Living Trust"), (ii) 119,260 shares held in the Nicole Zeanette Spector Mans Trust, dated August 23, 1990 (the "Nicole Zeanette Spector Mans Trust") and (iii) 119,260 shares held in the Paul Sydney Spector Mans Trust, dated August 23, 1990 (the "Paul Sydney Spector Mans Trust"). Mr. Mans is a co-trustee of the Mans/Spector Living Trust and has sole voting and dispositive power with respect to 526,713 shares of the Company's Common Stock. Nicole Zeanette Spector Mans and Paul Sydney Spector Mans, beneficiaries of the Nicole Zeanette Spector Mans Trust and the Paul Sydney Spector Mans Trust, respectively, are children of Mr. Mans. Mr. Mans disclaims beneficial ownership of the shares held by the Nicole Zeanette Spector Mans Trust and the Paul Sydney Spector Mans Trust and has no voting and dispositive power with respect to these shares.

(3) Mr. Mans is a co-trustee of the Mans/Spector Living Trust and has sole voting and dispositive power with respect to the 516,413 shares of the Company's Common Stock.

(4) Represents (i) 452,767 shares held in the Okoboji Trust, dated June 19, 1985 (the "Okoboji Trust"). (ii) 8,000 shares held in the Hanson Trust and
     (iii) 8,000 shares held in the Pasker Trust. Mr. Willenborg is a co-trustee of the Okoboji Trust and has sole voting power and dispositive power with respect to 452,767 shares of the Company's Common Stock. Kate Willenborg and John Willenborg, beneficiaries of the Hanson Trust and Pasker Trust, respectively, are children of Mr. Willenborg who has been the Company's co-founder and director until February 1999. Mr. Willenborg disclaims beneficial ownership of the shared held by the Hason Trust and the Pasker Trust and has no voting and dispositive power with respect to these shares.

(5) Based on a Schedule 13G filed by Grubber & McBaine Capital Management in March 1999, Grubber & McBaine reported that it had sole voting and dis-positive power with respect to 55,400 shares of the Company's Common Stock owned by its principals. In addition, Grubber & McBaine reported that it has shared voting and dispositive power with respect to 239,700 shares of the Company's Common Stock that are under management.

(6) Based on a Schedule 13G filed by FMR Corp. on February 1, 1999, FMR Corp. reported that it had sole dispositive power with respect to 263,000 shares of the Company's Common Stock.

(7) Includes 100,666 shares issuable upon exercise of options exercisable within 60 days of March 1, 1999.

(8) Represents (i) 62,000 shares of Common Stock of the Company held directly by Mr. Inman, (ii) 8,772 shares of Common Stock of the Company held by the Michael B. Inman Trust and (iii) 8,000 shares of the Company's Common Stock held by the Corie A. Inman Trust. Michael B. Inman and Corie A. Inman, beneficiaries of the Michael B. Inman Trust and Corie A. Inman Trust, respectively, are children of Mr. Inman. Mr. Inman disclaims beneficial ownership of the shares held by the Michael B. Inman Trust and Corie A. Inman Trust.

(9) Includes 49,340 shares issuable upon exercise of options exercisable within 60 days of March 1, 1999.

(10) Includes 38,529 shares issuable upon exercise of options exercisable or within 60 days of March 1, 1999.

(11) Represents 10,352 shares issuable upon exercise options exercisable within 60 days of March 1, 1999.

(12) Includes shares described in notes 2 through 3, and 7 through 11 above.


         COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(a)

  Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that the annual statement of changes in beneficial ownership was filed late by Mr. Wood due to an administrative oversight by the Company.


                      EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

  Directors do not currently receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings.

  Each non-employee director of the Company who is first elected as a director after the date of adoption of the 1995 Non-Employee Directors' Stock Option Plan ("the Directors' Plan") automatically will be granted an option to purchase 20,000 shares of the Common Stock upon such election. In addition, each non-employee director will be granted an option to purchase 5,000 shares of Common Stock on each anniversary of the date of his initial grant. All such options vest in 48 equal monthly installments commencing on the date of grant. Option grants under the Directors' Plan are non-discretionary.

  During the last fiscal year, Messrs. Wood and Katsaros, non-employee directors, were granted options under the Directors' Plan to purchase 5,000 shares each, at exercise prices of $3.50 and $5.50 per share, respectively. The fair market values of such Common Stock on the dates of grant were $3.50 per share and $5.50 per share, respectively (based on the closing sales price reported on the Nasdaq National Market for the date of grant). As of March 1, 1999, no options had been exercised under the Directors' Plan.



             COMPENSATION OF EXECUTIVE OFFICERS


SUMMARY OF COMPENSATION

  The following table shows for the fiscal years ended December 31, 1998, 1997 and 1996, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other executive officer who earned more than $100,000 during the year ended December 31, 1998 (the "Named Executive Officers"):


                       SUMMARY COMPENSATION TABLE

                                                      Long-Term
                                                      Compensation
                                                      Awards
                                                      Securities
      Name          Year Ended   Annual Compensation  Underlying   All Other
Principal Position  December 31, Salary    Bonus      Options(#) Compensation(1)
------------------  ------------ -------------------  ---------- ---------------
Gregory W. Slayton  1998         200,000    20,923(2)  60,000(3)      274(4)
President and Chief 1997           7,692(5)    ---        ---          24
Executive Officer   1996             ---       ---        ---         ---

Sharon S. Chiu      1998         115,833    14,965(6)     ---       1,775(7)
Vice President of   1997          96,459     4,439        ---       1,104
Operations, Chief   1996          83,709     4,439        ---       1,332
Financial Officer
and Secretary

____________________________
(1) Except as otherwise noted, consists of payments made as matching contribu-tions, pursuant to the Company's 401(k) Plan (a " Matching 401(k) Contribu-tion") and premium paid on life insurance for the benefit of the named executive officers. The Company's Matching 401(k) Contribution is applied to all 401(k) participating employees.
(2) Consists of $20,923 paid pursuant to the1998 bonus plan (an "Executive Bonus").
(3) Consists of 60,000 shares of stock bonus for the Company's Common Stock at no cost to the Chief Executive Officer. Such stock bonus is vested ratably over five years with acceleration if certain performance is achieved by the Company. Unvested shares are also subject to a buy back provision. The fair market for the date of such stock bonus awards was $4.125 per share.
(4) Consists of $274 as premium on the Company-wide term life insurance policy (a "Life Insurance Policy").
(5) Mr. Slayton joined the Company in December 1997.
(6) Consists of an Executive Bonus of $14,965.
(7) Consists of $1,513 as a Matching 401(k) Contribution and $262 premium on a Life Insurance Policy.

STOCK OPTION GRANTS AND EXERCISES

  The following table sets forth details regarding stock options granted to the Named Executive Officers in fiscal 1998. The Company granted no SARs in fiscal year 1998.

                   OPTION GRANTS IN LAST FISCAL YEAR
                          INDIVIDUAL GRANTS

                                          Percent  of
                         Number           Total Options
                         of Securities    Granted to     Exercise
                         Underlying       Employees      or Base
                         Options          in Fiscal      Price      Expiration
         Name            Granted(#)(1)    Year(2)        ($/Share)  Date
----------------------   -------------    -------------  ---------  ----------

Gregory W. Slayton        100,000          13.5%          $3.875     11/13/08
                           60,000(3)        8.1%          $0.00      N/A

Sharon S. Chiu             25,000           4.4%          $3.875     11/13/08
                            7,500(4)        1.0%          $3.875     10/16/06

_____________________

(1) The options in this table have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. For each grant, 100% of the options become exercisable 48 months after grant date. With the exception of Ms. Chiu's option of 7,500 shares, which was granted under the repricing program in November 1998, such options granted in 1998 have an accelerated vesting schedule in the event of certain changes in control of the Company. All these options expire ten years from the original date of grant. These options were granted under the Company's 1995 Equity Incentive Plan.

(2) Based on options to purchase 740,000 shares of the Company's Common Stock granted in fiscal year ended December 31, 1998.

(3) The Company granted a stock bonus of 60,000 shares of the Company's Common Stock at no cost to Gregory Slayton in June 1998. Unvested shares are subject to a buy back provision and vest ratably over five years, with acceleration if certain performance conditions are achieved by the Company.

(4) In November 1998, Ms. Chiu's option to purchase 7,500 shares of the Company's Common Stock was repriced at an exercise price of $3.875 per share, the fair market value of the Company's Common Stock on the repricing date. Such repricing was part of a broader option repricing program. The Board believed that it was necessary to reprice certain employees' stock options which were significantly out of the money in order to provide appropriate equity incentives to its employees and align their interests with the stockholders.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                    AND FY-END OPTION VALUES

  The following table provides information on option exercises in fiscal 1998 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1998.


                                             Number of
                                             Securities     Value of
                                             Underlying     Unexercised
                                             Unexercised    In-the-Money
                                             Options at     Options at
                                             FY-End(#)      December 31, 1998($)
                 Shares Acquired   Value     Exercisable/   Exercisable/
Name             on Exercise(#)  Realized($) Unexercisable  Unexercisable(1)
---------------- --------------  ----------- -------------  ----------------

Gregory W. Slayton  ---           ---         74,750/285,250  $683,875/2,548,625

Sharon S. Chiu      ---           ---         45,318/42,182   $424,768/331,757


----------------
(1) Market value of underlying securities based on the closing price of the Company's Common Stock on December 31, 1998 on the Nasdaq National Market of $11.375, minus the exercise price.





                         CERTAIN TRANSACTIONS


  As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damage for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transactions from which the director derives an improper personal benefits. In addition, the Company's Certificate of Incorporation provides that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Company will be indemnified to the fullest extent permitted by the Delaware Law.

  The Company has obtained directors' and officers' liability insurance ("D&O Insurance") with a policy limit of $3.0 million per year, and expects to continue to carry D&O Insurance for the foreseeable future. In addition, the Company has entered into indemnification agreements with each of its directors and officers under which the Company has indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being a director or officer of the Company.

                            OTHER MATTERS

OTHER BUSINESS

  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-KSB

  A copy of the 1998 Annual Report to Stockholders accompanies this Proxy Statement. The Company's annual report on Form 10-KSB for the year ended December 31, 1998, as filed with the SEC, is available at no charge to stockholders upon written request to the Company at its business address.
Copies may also be obtained without charge through the SEC's World Wide Web site at http://www.sec.gov.



                                   By Order of the Board of Directors


                                   Sharon S. Chiu
                                   Secretary
April 12, 1999